Exhibit 10(z)


                          STEWART'S GLEN I, II, AND III



                         AGREEMENT OF PURCHASE AND SALE


                                     BETWEEN


                CIGNA/WILLOWBROOK ASSOCIATES LIMITED PARTNERSHIP,

              CIGNA/WILLOWBROOK II ASSOCIATES LIMITED PARTNERSHIP,

                  AND CONNECTICUT GENERAL REALTY INVESTORS III
                               LIMITED PARTNERSHIP

                                     SELLERS


                                       AND


                  AMLI RESIDENTIAL PROPERTIES, L.P., PURCHASER







     K:\RE\AJP\STEWGLEN\P&SAGMT.009 (4-24-96)

                                                 TABLE OF CONTENTS






                                                                                                          Page


         Article 1               Property                                                                   1

         Article 2               Purchase Price and Deposits                                                3

         Article 3               Failure to Close                                                           4
              3.1                Purchaser's Default                                                        4
              3.2                Seller's Default                                                           4
              3.3                Entire Property                                                            5

         Article 4               Closing and Transfer of Title                                              5
              4.1                Closing                                                                    5
              4.2                Closing Procedure                                                          5
              4.3                Purchaser's Performance                                                    8
              4.4                Evidence of Authority; Miscellaneous                                       9

         Article 5               Prorations of Rents, Taxes, Etc.                                           9

         Article 6               Purchaser Inspections and Contingencies                                   11
              6.1                Purchaser's Inspections                                                   11
              6.2                Purchaser's Indemnity                                                     14
              6.3                Feasibility Period                                                        14
              6.4                Survey Contingency                                                        14
              6.5                Title Contingency                                                         16

         Article 7               Loss due to Casualty or Condemnation                                      17
              7.1                Loss due to Condemnation                                                  17
              7.2                Loss due to Casualty                                                      18

         Article 8               Maintenance of the Property                                               19

         Article 9               Broker                                                                    20

         Article 10              Representations and Warranties                                            21
              10.1               Limitations on Representations and Warranties                             21
              10.2               Representations and Warranties of Seller                                  21
              10.3               Seller's Knowledge                                                        25
              10.4               Survival                                                                  25
              10.5               Seller's Liability                                                        26

         Article 11              Liability of Seller                                                       26

         Article 12              Assignment                                                                27

         Article 13              Notices                                                                   27

         Article 14              Expenses                                                                  28





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



                                           TABLE OF CONTENTS (Continued)




                                                                                                          Page

         Article 15              Miscellaneous                                                             29
              15.1               Successors and Assigns                                                    29
              15.2               Gender                                                                    29
              15.3               Captions                                                                  29
              15.4               Construction                                                              29
              15.5               Entire Agreement                                                          29
              15.6               Recording                                                                 29
              15.7               No Continuance                                                            30
              15.8               Time of Essence                                                           30
              15.9               Original Document                                                         30
              15.10              Governing Law                                                             30
              15.11              Acceptance of Offer                                                       30
              15.12              Confidentiality                                                           30
              15.13              Covenants Surviving Termination of this Agreement                         31


                                 Exhibit A -  Description  of Land
                                 Exhibit B -  Rent Roll
                                 Exhibit C -  Special  Warranty  Deed
                                 Exhibit D - Bill of Sale
                                 Exhibit E - Assignment of Leases
                                 Exhibit F - Indemnification Agreement
                                 Exhibit G - Form of Seller's Affidavit of
                                               Non-Foreign Status
                                 Exhibit H - Pending Litigation
                                 Exhibit I - List of Service Contracts
                                 Exhibit J - Survey Contract































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



                         AGREEMENT OF PURCHASE AND SALE



         THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement') is made by and between CIGNA/Willowbrook Associates Limited Partnership, a Delaware limited partnership ("CWA"), CIGNA/Willowbrook II Associates Limited Partnership, a Delaware limited partnership ("CWA II"), and Connecticut General Realty
Investors III Limited Partnership, a Connecticut limited partnership ("CGRI III") (collectively, the "Sellers" and each individually, a "Seller"), and AMLI Residential Properties, L.P., a Delaware limited partnership ("Purchaser"), as of the "Effective Date" (which for purposes of this Agreement shall be the date of Purchaser's depositing the Initial Deposit, as hereinafter defined, with the Title Company, as hereinafter defined).

                                   Article I.
                                    Property

         Sellers hereby agree to sell, and Purchaser hereby agrees to buy, all, and not less than all, of the following property: (a) three parcels of real property (the "Land"), located in the County of DuPage, State of Illinois, more particularly described as "Stewart's Glen I", "Stewart's Glen II", and "Stewart's Glen III" on Exhibit A attached to this Agreement together with all of Seller's rights in and to any rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or appertaining to such Land, and all right, title and interest of the Sellers in and to all strips and gores and any land lying in the bed of any street, road, or alley, open or proposed, adjoining any portion of such Land; (b) the buildings and other improvements located on the Land, being three apartment complexes known as Stewart's Glen I, a 200 unit apartment complex, Stewart's Glen II, a 184 unit apartment complex, and Stewart's Glen III, a 104 unit apartment complex, including, without limitation, all heating, ventilation, electrical, plumbing, and other mechanical and operational systems owned by Sellers and used in connection with Sellers' ownership operation, or management of the Real



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Property  (the   "Improvements");   (c)  all  tenant  leases   relating  to  the
Improvements, being the leases referred to on the Rent Roll attached hereto as Exhibit B (the Land, Improvements, and tenant leases are referred to herein, collectively, as the "Real Property"); and (d) all fixtures, equipment, machinery, furniture, furnishings, supplies and other personal property (both
tangible  and  intangible,   including,  without  limitation,  any  service  and
maintenance agreements applicable thereto which Purchaser agrees to assume in accordance with this Agreement), owned by Sellers and contained in and used in connection with Sellers' ownership, operation, or management of the Real Property, and all intangible personal property related to the Real Property, including, without limitation, all Seller's rights and interests, if, and to the extent Sellers have such rights and interests, and to the extent such rights and interests are assignable to Purchaser, in (i) the name "Stewart's Glen", (ii) the plans and specifications and other architectural and engineering drawings for the Improvements, (iii) contract rights related to the construction, operation, ownership, or management of the Real Property pursuant to contracts assigned to and/or assumed by Purchaser in accordance with this Agreement, (iv) warranties, zoning approvals, and licenses, and (v) tenant lists, correspondence with tenants, and records, booklets, manuals, advertising and promotional materials, correspondence with suppliers, and telephone exchange numbers, relating to the Real Property (the "Personal Property") (collectively, the Real Property and the Personal Property are sometimes referred to herein as the "Property").

         The Purchaser hereby acknowledges that Stewart's Glen I is owned by CWA, that Stewart's Glen II is owned by CWA II, and that Stewart's Glen III is owned by CGRI III, and notwithstanding any other provision of this Agreement, Purchaser acknowledges and agrees that in no event shall any of CWA, CWA II, or CGRI III have any obligation under this Agreement or incur any liabilities to Purchaser under this Agreement with respect to matters relating to any portion of the Property not owned by such Seller.




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                                   Article II.
                           Purchase Price and Deposits

         The purchase price which the Purchaser agrees to pay and the Sellers agree to accept for the Property shall be the sum of Thirty-Six Million Five Hundred Forty-Two Thousand Five Hundred Dollars ($36,542,500.00) (hereinafter referred to as the "Purchase Price"), subject to adjustment as provided in
Article V hereof, payable as follows:

              (a) An earnest money deposit (the "Deposit") of Five Hundred Thousand Dollars ($500,000), in cash, to be deposited with Chicago Title & Trust Company (the "Title Company") within one (1) business day after execution hereof by both parties, such amount to be held in escrow and deposited in an interest-bearing account pursuant to terms mutually acceptable to Sellers and Purchaser; and

              (b) The balance of the Purchase Price (plus or minus prorations calculated pursuant to Article V hereof) shall be paid at time of Closing by Federal wire transfer or other immediately available funds, with the transfer of funds to Seller to be completed on the day of the Closing.

         The Deposit shall be paid to Sellers at the Closing as a credit against the Purchase Price. Purchaser shall provide the Title Company with its tax identification number for tax purposes. All interest shall be for Purchaser's account.

         The Purchase Price shall be allocated to the Sellers as follows:

         a)   CWA:         $14,835,900.00
         b)   CWA II:      $13,852,700.00
         c)   CGRI III:     $7,853,900.00


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                                  Article III.
                                Failure to Close

         3.1 Purchaser's Default. If Sellers have complied with all of the covenants and conditions contained herein and are ready, willing and able to convey the Property in accordance with this Agreement and Purchaser fails to consummate this Agreement and take title, then the parties hereto recognize and agree that the damages that Sellers will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Purchaser's default, Sellers shall, as their sole remedy, be entitled to retain the Deposit as liquidated damages, and neither party shall have any further rights or obligations with respect to the other under this Agreement, except for the Surviving Covenants (hereinafter defined).

         3.2 Sellers' Default. In the event that Purchaser has complied with all of the covenants and conditions contained herein and is ready, willing and able to take title to the Property in accordance with this Agreement, and Sellers fail to convey title to Purchaser in accordance with Section 4.2 hereof, then the parties hereto recognize that the damages that Purchaser will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Sellers' failure to convey title at the Closing in accordance with Section 4.2 hereof, Purchaser shall, as its sole remedy, be entitled to terminate this Agreement, recover the Deposit, and recover $500,000 from Sellers as liquidated damages, and neither party shall have any further rights



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or obligations  with respect to the other under this  Agreement,  except for the
Surviving Covenants (hereinafter defined).

         3.3 Entire Property. Notwithstanding anything contained to the contrary, Sellers' obligation to sell and Purchaser's obligation to purchase the Property is contingent upon the sale and purchase of the Property in its entirety, and Seller shall not be obligated to convey less than all of the Property, nor shall Purchaser be obligated to purchase less than all of the Property.

                                   Article IV.
                          Closing and Transfer of Title

         4.1 Closing. The parties hereto agree to commence a closing of this sale (the "Closing") on or before 9:00 a.m. on April 30, 1996 as such date may be extended in accordance with the express provisions of this Agreement ("Closing Date") in the downtown Chicago office of the Title Company, or at such other place as may be agreed upon by the parties hereto, with a pre-closing to occur at 11:00 a.m. on April 29, 1996 in the offices of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, Illinois. This Agreement shall terminate on the Closing Date if the Title Company is not prepared to insure title in the Purchaser, or if immediately available funds sufficient to complete the Closing are not on deposit with the Title Company by 12:00 noon (unless such failure to close is due to Sellers' default, the date for Closing is extended pursuant to any provision hereof, including, without limitation, the matters described in Article VII hereof, or the date for Closing is extended by agreement of the parties, which agreement shall be confirmed in writing).

         4.2 Closing Procedure. At the Closing, upon Purchaser's satisfaction of all the conditions and requirements of this Agreement, Sellers shall execute and deliver or cause to be delivered to Purchaser, or, in the



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case of those items  covered by clauses (e), (i) and (j) below,  to be available to the Purchaser at the Property (a) Special Warranty Deeds, in the form attached hereto as Exhibit C, proper for recording, conveying each Seller's interest in the Real Property to Purchaser, subject, however, to (i) any and all easements, rights of way, encumbrances, liens, covenants, restrictions, and other matters of record, and to any and all matters shown on the Survey(s) (as defined in Section 6.4 hereof) or which a current survey of the Property would disclose, or otherwise disclosed in writing to Purchaser, except (A) existing mortgage liens, mechanics and materialmen's liens attributable to Sellers' period of ownership which Purchaser acknowledges may be satisfied, at Sellers' election, by Sellers providing the Title Company with such assurances as it requires of Sellers, or such of the Sellers as owns the Property subject to any such lien, to insure over any such liens, and tax liens other than for taxes which are not yet due and owing, disclosed in the Title Commitment obtained by Purchaser in accordance with Section 6.5 hereof or appearing of record between the date of the Title Commitment and the Closing Date, or (B) any voluntary encumbrances permitted by Sellers from and after the date of the Title Commitment and prior to the Closing Date, unless pursuant to and/or contemplated by this Agreement, (ii) taxes not yet due and payable, (iii) the rights of lessees and licensees of space in the Improvements at the time of Closing (all to the extent shown on the Rent Roll), and (iv) any encumbrances created or permitted by the terms of this Agreement; (b) a Bill of Sale in the form attached hereto as Exhibit D, dated as of the date of Closing conveying to Purchaser any and all Personal Property; (c) an Assignment of Leases in the form attached hereto as Exhibit E, dated the date of Closing, assigning all of the landlord's right, title and interest in and to any tenant and other leases covering all or any portion of the Real Property; (d) Tenant Notification Agreements (the "Tenant Notices"), dated the date of the Closing, executed by Sellers, and complying with applicable statutes in order to relieve Sellers of liability for tenant security deposits (provided the security deposits are paid to Purchaser), notifying the tenants of the Real Property that the Property has been sold to Purchaser and directing the tenants to pay rentals



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to Purchaser (or Purchaser's  designated agent); (e) the originals of all leases and maintenance and service contracts that are specifically assumed by Purchaser pursuant to this Agreement, and to the extent in Sellers' possession or under Sellers' control, or as are available to Sellers for the costs of duplication and delivery only, as-built plans and specifications (it being understood that the Sellers will terminate all management and leasing agreements affecting the Property and all insurance policies covering the Property as of the Closing
Date); (f) an indemnification agreement (the "Indemnification Agreement") in the form attached as Exhibit F, dated the date of Closing; (g) an updated Rent Roll, in the form of the Rent Roll attached hereto as Exhibit B, dated within 5 days prior to the date of the Closing; (h) an affidavit that Seller is not a "foreign person" in the form attached as Exhibit G; (i) all master keys and/or duplicate keys for all locks in the Improvements; (j) to the extent in the possession of Sellers or Sellers' property management company, all maintenance records; (k) such other documents, if any, as are required of Sellers to evidence the inapplicability of IRPTA to the transactions described herein or otherwise evidence Sellers' compliance with the requirements of IRPTA, as applicable; and
(l) such other documents reasonably requested by Purchaser, including transfer declarations, bulk sales waivers as are required by law, or, in the event any required bulk sales waivers have not been obtained by the Closing, Sellers' indemnification of Purchaser of any liability for any payments later determined to be due (Sellers hereby acknowledging and agreeing that final disbursements of sales proceeds from the transactions contemplated by this Agreement will not be made by Sellers until all payments required of Sellers as a condition to obtaining any bulk sales waivers as are required by law have been made and any required bulk sales waivers have been obtained, and that any such payments by Sellers to obtain required bulk sales waivers shall not be deducted from the $50,000 amount each Seller agrees to retain pursuant to Section 10.5 of this Agreement), Sellers' broker and property manager lien waivers, and documents required by the Title Company; provided that, with respect to (k) and (l) above, none of the foregoing are inconsistent with Seller's Closing



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obligations expressly set forth in this Agreement,  or create additional Closing obligations on Seller other than are expressly set forth in this Agreement, or give rise to any representations or warranties of Sellers in favor of Purchaser, or, with the exception of broker and property manager lien waivers and any certificates or statements required to be obtained by Sellers to comply with any legal requirement which must be satisfied by Sellers as a condition their sale of the Property, require Sellers to obtain execution thereof by any third party.

         Purchaser acknowledges and agrees that Sellers are under no obligation under the terms of this Agreement to clear from title any easements, rights of way, encumbrances, liens, covenants, restrictions, or any other matters of record except those items specifically referenced in clause a(i)(A) and (B) of the immediately preceding paragraph, or to cure any Survey objections of Purchaser, or to create any encumbrances on, or for the benefit of, the Property. If Sellers fail to remove or cause the Title Company to insure over any matter referenced in clause (a)(i)(A) or (B) of the immediately preceding paragraph, Purchaser may at the Closing, as a part of the Closing escrow instructions, instruct the Title Company to discharge and remove any such matter and deduct such amounts required to effect such discharge and removal of all such items, up to a maximum of $500,000 for any matter or item other than existing mortgage liens in favor of Massachusetts Mutual Life Insurance Company, and tax liens (other than for taxes which are not yet due and owing) as to which the foregoing $500,000 limit shall not apply, from the Purchase Price. If, subject only to the requirements of the immediately preceding sentence, Sellers do not deliver title at Closing in form satisfactory to Purchaser, as approved by Purchaser during the Feasibility Period, such failure shall not constitute a breach of or default by Sellers hereunder, and notwithstanding any other provision of this Agreement, Purchaser's sole and exclusive remedies shall be either (i) to terminate this Agreement and receive a prompt return of the Deposit, in which case no party hereto shall have any further obligations pursuant to this Agreement except for the Surviving



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Covenants, or (ii) to accept conveyance by Sellers of such title as they deliver to all, and not less than all, of the Property without reduction of the Purchase Price.

         4.3 Purchaser's Performance. At the Closing, Purchaser will cause the Purchase Price to be delivered to the Title Company in immediately available funds, will execute and deliver the Tenant Notices, the Indemnification Agreement, the Assignment of Leases, the Bill of Sale, and such other documents required of it pursuant to Section 4.2 of this Agreement.

         4.4 Evidence of Authority; Miscellaneous. All parties will deliver to the Title Company and each other such evidence or documents as may reasonably be required by the Title Company or either party hereto evidencing the power and authority of Seller and Purchaser and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required hereunder in connection with the sale of the Property. All parties will execute and deliver such other documents as are reasonably required to effect the intent of this Agreement.

                                   Article V.
                        Prorations of Rents, Taxes, Etc.

         Real estate taxes for tax years 1995 payable in 1996 and 1996 paybale in 1997 shall be prorated as of the date of Closing using actual tax figures for the 1995 tax year, and using as a basis for said proration for the 1996 tax year the most recent assessed value of the Real Estate multiplied by 110% of the current (1995) tax rate. Personal property taxes, annual permit (to the extent any permits are transferred to Purchaser and required for the operation of the Property) or inspection fees, sewer charges and other expenses normal to the operation and maintenance of the Property shall also be prorated as of the date of Closing. Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the



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Closing. With regard to rents that are delinquent as of the date of the Closing,
(i) no proration will be made at the Closing, (ii) Purchaser will make a good faith effort after the Closing to collect the rents in the usual course of Purchaser's operation of the Property, and (iii) Purchaser will apply all rents collected first to collection costs, if any, then to current rents and other charges, if any, payable under the Leases and due to Purchaser, and the excess amount, if any, shall be applied to the delinquent rent owed to Sellers. It is agreed, however, that Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Rents collected by Purchaser after the Closing Date, to which Sellers are entitled, shall be promptly paid to Sellers.

         As of the Closing Date, Purchaser shall be entitled to a credit for any tenant deposits held under the leases.

         Final readings on all gas, water and electric meters shall be made as of the date of closing, if possible. If final readings are not possible, gas, water and electricity charges will be prorated based on the most recent period for which costs are available and re-prorated when actual bills for the period issue. Any deposits made by Sellers with utility companies shall be returned to Sellers. Purchaser shall be responsible for making all arrangements for the continuation of utility services. After the Closing, Purchaser will assume full responsibility for all security deposits and advance rental deposits of current tenants of the Real Property currently held by Sellers and transferred to Purchaser, which items will be itemized by Sellers and transferred and paid over to Purchaser at the Closing.

         All proration items (excluding taxes as to which the prorations described in the first paragraph of this Article V are intended to be and shall be deemed final prorations) that are not subject to an exact determination shall be estimated by the parties at Closing. When any item so estimated is capable of exact determination within sixty (60) days after the



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Closing,   the  party  in  possession  of  the  facts   necessary  to  make  the
determination shall send the other party a detailed report on the exact determination so made and the parties shall adjust the prior estimate within thirty (30) days after both parties have received said reports. Any proration items that are not capable of exact determination within sixty (60) days after the Closing will be settled by the parties either at the Closing or at such time within sixty (60) days after the Closing as it is ascertained that an exact determination will not be possible within such sixty (60) day period following the Closing.

         Any and all prorations shall be calculated separately for each Seller with respect to that portion of the Property owned by such Seller.

                                   ARTICLE VI.
                     Purchaser Inspections and Contingencies

         6.1 Purchaser's Inspections. During the Feasibility Period (as defined in Section 6.3 hereof), Purchaser and its agents and contractors were afforded the right to review, examine, and inspect the Property to Purchaser's sole satisfaction. Purchaser acknowledges that such inspections, examinations, and reviews included Purchaser's physical inspection of the Property in accordance with Section 6.1(a) below, and its review, examination, and inspection of those additional matters and items described in Sections 6.1(b) through (i) below to the extent any such materials were in the Sellers' or Sellers' management company's possession and were made available to Purchaser:

         (a) Physical inspections of the entire Property, unit by unit, including structural, mechanical, life-safety, engineering, civil, landscaping, paving, plumbing, electrical and all other detail inspections.




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         (b)  Examination of all architectural and construction items, including as-built architectural, civil, electrical, life-safety, mechanical and plumbing plans and specifications, copies of any available construction and engineering reports, whether internal or external, certificates of completion from the project architect and inspecting architect, certificates of occupancy, building permits, evidence of compliance with fire code, building code and other governmental or regulatory code requirements and all other related use permits.

         (c) Examination of all 1993, 1994, 1995, and year to date 1996 operating statements and supporting documentation with respect to the Property, reflecting all detailed rental income, operating expense accounts, and maintenance logs maintained for the Property.

         (d) Examination of all documentation maintained in current tenant files, including leases, security deposit information, credit reviews, tenant correspondence, and the standard form of apartment lease in use at the Property.

         (e) Examination of an environmental report prepared by Kaselaan & D'Angelo Associates, Inc., dated January 12, 1988, and any and all other environmental reports relating to the Property.

         (f)  Examination of available title commitments and surveys.

         (g) Examination by Purchaser or Purchaser's designated representative all financial books and records for the



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              Property  for the three (3)  calendar  years  ending  December 31,
              1995, and to provide reasonable assistance at Purchaser's sole cost and expense so as to permit preparation of such audited or unaudited financial statements with respect to the Property as are required to be prepared by Purchaser by the Rules and Regulations of the Securities and Exchange Commission relating to its purchase of the Property.

         (h) Examination of real estate tax statements, service contracts (whether or not being assumed), utility bills, a listing of all capital improvements undertaken since January 1, 1995, an inventory of all personal property both tangible and intangible, and any and all written notices received by or on behalf of Sellers from any governmental body having legal jurisdiction with respect to compliance of the Property with any and all applicable laws, rules, ordinances or orders.

         (i) Such other reviews and inspections as Purchaser deemed necessary; provided, however, that Sellers were not required to provide
              Purchaser with any projections or plans prepared by or at its direction with respect to the Property.

         Purchaser agrees that if for any reason the Closing is not consummated, Purchaser will immediately return to Seller all materials furnished to Purchaser pursuant to this Section 6.1.

         Sellers shall continue to afford Purchaser, its employees, agents, and independent contractors, access to the Property pending the Closing, at reasonable times upon reasonable oral or written notice to Sellers' property



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manager,  for  Purchaser's   convenience  only,  and  not  for  the  purpose  of
Purchaser's conducting any additional feasibility inspections. Sellers shall have the right to designate a representative of Sellers to accompany Purchaser, or its employees, agents, and independent contractors on any Property visits or inspections.

         Purchaser acknowledges and agrees that Sellers' having delivered or made available any information or documentation pursuant to this Article VI with respect to the Property constitutes a good faith undertaking only, and does not constitute a representation or warranty on the part of Sellers or any of them with respect to any such information or documentation, Sellers' representations and warranties being only as are expressly set forth in Article X, Section 10.2 of this Agreement.

         6.2 Purchaser's Indemnity. Purchaser hereby agrees to pay, protect, defend, indemnify and save Sellers and each of them harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon, incurred by or asserted against Sellers or any of them and either involving bodily injury or property damage in connection with or arising out of the entry upon the Real Property by Purchaser's employees, agents or independent contractors and the actions of such persons on the Real Property. In the event any part of the Property is damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees in the event its purchase hereunder is not consummated, to make such additional payments to Sellers as may be reasonably required to return the Property to its condition immediately prior to such damage or excavation or, at Sellers' option, to cause such work to be done. Notwithstanding any provision to the contrary herein, Purchaser's obligations under this subparagraph shall survive the expiration or termination of this Agreement, and shall survive Closing, but in any event only with respect to claims or alleged claims as to which written



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notice has been provided to Purchaser prior to the end of one year following the
Closing or the termination of this Agreement without Closing, as applicable.

         6.3. Feasibility Period. Purchaser acknowledges that it was afforded a period ending April 11, 1996 to conduct its inspection of the Property and those documents and materials delivered or made available to it by Sellers in accordance with Section 6.1 (the "Feasibility Period"). Purchaser has approved all such inspections.

         6.4. Survey Contingency. Purchaser's obligation to purchase the Property is subject to Purchaser's obtaining, at Sellers' cost and expense, and Purchaser's approving, in accordance with and subject to the provisions of the next succeeding paragraph of this Section 6.4, ALTA surveys of the Real Property by a registered surveyor certified to Sellers, Purchaser, its Lender, and the Title Company in accordance with the requirements set forth in that certain contract, a copy of which is attached hereto as Exhibit J (the "Survey(s)"). The Survey(s) shall show the location of all improvements, structures, driveways, parking areas, easements, rights of way, and any encroachments and shall specify whether the Property is within the 100 year flood plain or flood way. The Survey(s) shall further set forth a legal description of the boundaries of the Real Property in accordance with local practices and shall otherwise be prepared in accordance with the terms of the contract attached hereto as Exhibit J. A failure of the Purchaser to obtain a survey meeting all the above requirements shall, at the option of the Purchaser, constitute a failure of a condition of Closing only, and not a breach or a default by Sellers hereunder, and in such event Purchaser's sole remedy shall be to terminate this Agreement, in which case the Sellers shall instruct the Title Company to return the Deposit to Purchaser, and neither party shall have any further obligation hereunder except for the Surviving Covenants.




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         Purchaser  shall  have  until  the  later of (i)  five  (5) days  after delivery to it of the Survey(s) meeting the requirements of the immediately preceding paragraph of this Section 6.4 to object in writing to the Survey(s), including any objection to the boundaries set forth in the Survey(s) and to the legal description. This contingency shall be deemed satisfied or waived if Sellers have not received written notice of Purchaser's objection before such date. Any such written notice shall state all of Purchaser's objections with specificity. Upon receipt of such notice, Sellers may, but shall not be obligated to, cure such objections. If Sellers cure such objections within fifteen (15) days, or, if such objections are such that they cannot be cured within fifteen (15) days and Sellers have commenced curing such objections and thereafter diligently proceeds to perfect such cure (but in no event beyond forty-five (45) days unless agreed to by Purchaser), then this Agreement shall continue in full force and effect, and the Closing Date shall be adjusted accordingly up to a maximum of 45 days. If Sellers are unable to, or choose not to, cure such objections within the time permitted, this Agreement shall terminate, Sellers shall instruct the Title Company to return the Deposit to Purchaser, and none of the parties shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Sellers are unable to or choose not to cure, and upon receipt by Sellers of such waiver in full from Purchaser within ten (10) days of notice from Sellers that they are unable to or choose not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

         6.5. Title Contingency. Purchaser's obligation to purchase the Property is subject to its obtaining, at Purchaser's cost and expense, subject to the credit if and when the Closing occurs described in Article XIV hereof, at or prior to the end of the Feasibility Period, a commitment for an Owner's Title Insurance Policy (the "Title Commitment"), issued by the Title Company, together with legible copies of all items and documents referred to in the Title Commitment. The Title Commitment will commit the Title Company



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to issue the Owner's  Title  Policy to Purchaser at the Closing in the amount of the Purchase Price. Purchaser shall have until five (5) days after delivery to it of the Survey(s) obtained pursuant to and in accordance with Section 6.4 to state any objections in writing to the Title Commitment and/or any of the accompanying documents. This contingency shall be deemed satisfied or waived if such written notice of objection is not received by Sellers within such period. Such written notice of objection shall state all of Purchaser's objections with reasonable specificity. Upon receipt of such notice, Sellers may, but except to the extent Sellers are required to cure such objection(s) in order to comply with the requirements of Section 4.2(a)(i)(A) or (B) of this Agreement, shall not be obligated to cure any such objections. If Sellers cure any objections within fifteen (15) days, or, if such objections are such that they cannot be cured within fifteen (15) days and Sellers have commenced curing such objections and thereafter diligently proceeds to perfect such cure, then this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly up to a maximum of 45 days. If Sellers are unable or choose not to cure any such objections within the time permitted and they are not otherwise obligated to do so pursuant to Section 4.2(a)(i)(A) or (B) of this Agreement, or if between the date of the Title Commitment and the Closing any further encumbrances or other matters appear of record which Sellers are not obligated to remove or cure in order to comply with the requirements of Section 4.2(a)(i)(A) or (B) of this Agreement and Sellers elect not to cure or remove such encumbrances or other matters, then this Agreement shall terminate, and Sellers shall instruct the Title Company to return the Deposit to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Sellers are unable or choose not to cure within 10 days after receipt of a notice that Sellers are unable or choose not to cure such objections, and upon receipt by Sellers of such waiver in full from Purchaser, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.




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         If requested by Sellers, Purchaser will confirm in writing whether this title contingency has been satisfied and, if so, the date on which it was satisfied.

                                  Article VII.
                      Loss due to Casualty or Condemnation

         7.1 Loss due to Condemnation. In the event of a condemnation of all or a Substantial Portion of the Real Property which condemnation shall or would render a Substantial Portion of the Real Property untenantable, or if any portion of any building or parking area or recreational facility, or if any current means of ingress or egress is taken, or if such taking results in a Property becoming a non-conforming use under applicable zoning laws or ordinances, or if such a taking is threatened, contemplated, or has commenced, either party may, upon written notice to the other party given within 10 days of receipt of notice of such event, cancel this Agreement, in which event Sellers shall instruct the Title Company to return the Deposit to Purchaser, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that neither party elects to terminate, or if the condemnation affects less than a Substantial Portion or does not affect the buildings or parking areas, or recreational facility, or if current means of ingress or egress is taken, of if such taking results in a Property becoming a non-conforming use under applicable zoning laws or ordinances, then this Agreement shall remain in full force and effect, and Sellers shall be entitled to all monies received or collected by reason of such condemnation prior to closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds, which are received by Sellers by reason of such condemnation prior to Closing. If the condemnation proceeding shall not have been concluded prior to the Closing, then there shall be no abatement of the Purchase Price



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and Seller shall assign any interest it has in the pending  award to  Purchaser.
For  purposes  of  this  Section  7.1,  a  Substantial   Portion  shall  mean  a
condemnation of in excess of $1,000,000 in value of the Real Property.

         7.2 Loss due to Casualty. In the event of Substantial Loss or Damage to the Real Property by fire or other casualty (not resulting from acts of Purchaser), either party may, upon written notice to the other party given within 10 days of receipt of notice of such event, cancel this Agreement in which event Seller shall instruct the Title Company to return the Deposit to Purchaser and this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that neither party elects to terminate, or if the casualty results in less than Substantial Loss or Damage, then this Agreement shall remain in full force and effect and Sellers shall be entitled to all insurance proceeds received or collected by reason of such damage or loss, whereupon the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds received by Sellers as a result of such damage or loss, plus all deductible amounts under any applicable casualty insurance coverage of Sellers, provided that such abatement will be reduced by any amounts expended by Sellers in accordance with Article VIII for restoration or preservation of the Property following the casualty if and to the extent that any remaining net proceeds plus deductibles are sufficient to complete the repair or restoration. For purposes of this Section 7.2, "Substantial Loss or Damage" shall mean loss or damage, the cost for repair of which exceeds $1,000,000.

                                  Article VIII.
                           Maintenance of the Property

         Between the time of execution of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Sellers shall use their



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best  efforts to  maintain  the  Property  in at least as good  repair as of the
Effective Date of this Agreement, reasonable wear and tear excepted; except that in the event of a fire or other casualty, damage or loss, Sellers shall have no duty to repair said damage. However, Sellers may repair any such damage with Purchaser's prior written approval and may, without Purchaser's approval, repair damage where such repair is necessary in Sellers' reasonable opinion to preserve and protect the health and safety of tenants of the Property or to preserve the Property from imminent risk of further damage or if required to do so by Sellers' insurance carrier. Any such emergency repairs shall be reported to Purchaser within 48 hours of their commencement. During the period prior to the Closing and after the Effective Date of this Agreement, Seller shall not lease any portion of the Real Property except in the ordinary course of business. Any and all such leases shall be on Seller's standard form of lease for the Property except for non-material deviations, and for lease terms of not less than 6 months nor greater than 12 months at current market rentals for similar apartment projects in the market, and without any concessions or discounts which exceed those then prevalent in the market. With respect to any leases entered into between the Effective Date and the Closing Date, Purchaser shall pay the unamortized cost (based on the number of months in the entire term of the lease for which rent is paid and the number of such months that shall have occurred as of the date of the Closing) of all leasing commissions and locator fees with respect thereto.

         As part of Sellers' obligations to maintain the Property prior to Closing, all apartment units which are vacant one (1) week or more prior to the date of Closing shall be made rent-ready for new tenant occupancy in accordance with Sellers standard practices, including the replacement of carpeting and appliances where, in the normal course of Sellers' operation of the Property prior to the Effective Date, such carpeting and/or appliances would have been replaced prior to a new tenant taking occupancy.




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                                   Article IX.
                                     Broker

         Purchaser and Sellers represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the sale of the Property, except CB Commercial Real Estate Group ("CB"). Sellers shall pay all broker's fees of CB at Closing, and CB shall be responsible for paying any applicable co-broker under terms of any separate agreement between them. Purchaser and Sellers each agree to defend, indemnify and hold harmless the other from any and all judgments, costs of suit, attorneys' fees, and other reasonable expenses which the other may incur by reason of any action or claim against the other by any broker, agent, or finder with whom the indemnifying party has dealt arising out of this Agreement or any subsequent sale of the Property to Purchaser, except for the above-described commissions, which shall be paid by Sellers. The provisions of this Article IX shall survive the Closing and any termination of this Agreement.

                                   Article X.
                         Representations and Warranties

         10.1 Limitations on Representations and Warranties. Purchaser hereby agrees and acknowledges that, except as set forth in Article IX, in Section 10.2 of this Article X, and, in the event the Closing occurs, in the Special Warranty Deeds delivered by Sellers to Purchaser at Closing, neither Sellers nor any agent, attorney, employee or representative of Sellers has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation. Purchaser agrees to



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take the Real Property and the Personal Property "as is," as of the date hereof, reasonable wear and tear, and minor damage caused by the removal of any personal property or fixtures not included in this sale, excepted. SELLERS AND EACH OF THEM MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY OR THE SUITABILITY THEREOF FOR ANY PURPOSE FOR WHICH PURCHASER MAY DESIRE TO USE IT. SELLERS AND EACH OF THEM, HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. PURCHASER, BY ACCEPTANCE OF THE DEED, AGREES THAT IT HAS INSPECTED THE PROPERTY AND ACCEPTS SAME "AS IS" AND "WITH ALL FAULTS".

         10.2 Representations and Warranties of Sellers. Sellers, each individually and severally, and each solely with respect to the portion of the Property owned by it and to be conveyed by it to Purchaser pursuant to this Agreement, make the following representations and warranties, and agree that Purchaser's obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of this date and/or as of the date of the Closing, as applicable:

         (a) Each Seller has (i) been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and, if different, is qualified to do business and in good standing in the State of Illinois, and (ii) has all requisite partnership power and authority under the terms of its partnership agreement to enter into this Agreement and convey the Property owned by it and covered by this Agreement to Purchaser. The persons signing this Agreement on behalf of each of the Sellers are authorized to do so and have properly executed the same. On the date of the Closing, each Seller will represent that this Agreement and all of the documents to be executed and delivered by each Seller at Closing in accordance herewith have been duly authorized and properly executed by Sellers.



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         (b) The  execution of and  performance  by Sellers of their  respective obligations under this Agreement, do not and will not conflict with the terms of Sellers' partnership agreements. There is no agreement to which any of Sellers is a party, or, to each Seller's knowledge, which is binding upon such Seller, which prohibits such Seller's execution of or performance under this Agreement.

         (c) Exhibit I attached hereto lists all service, maintenance, supply, and management contracts (collectively, "Service Contracts") affecting the Property. No portion of the Property is leased to Sellers, or any of them, except as set forth in Exhibit B.

         (d) Sellers have received no notice of any existing, pending, or to the best of their knowledge threatened litigation, administrative proceeding or condemnation or sale in lieu thereof, with respect to any portion of the Property owned by each Seller, or which challenges or impairs each such Seller's ability to execute, deliver or perform its respective obligations under this Agreement except as noted on Exhibit H attached hereto with respect to the Property owned by such Seller.

         (e) Except for those tenants and licensees in possession of the Real Property under written leases or license agreements for space in the Real
Property as shown in the Rent Roll(s) attached hereto as Exhibit B and the updated Rent Roll(s) which shall be delivered at Closing, there are no leases otherwise affecting the Real Property, and to the best of each Seller's knowledge there are no other parties in possession of, or claiming any possession to, any portion of the Real Property owned by such Seller as lessees, tenants at sufferance, licensees, trespassers or otherwise.

         (f) The Rent Roll(s) attached hereto as Exhibit B are, and the updated Rent Roll(s) which shall be delivered at the Closing for each Seller's portion of the Real Property will be, true, correct and complete as



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of the date set forth thereon;  no tenant is or will be entitled to any rebates, rent concessions, or free rent (other than as reflected in said Rent Rolls) and no rents due under any of the tenant or other leases have or will have been assigned, hypothecated, or encumbered by Sellers or any of them to any party except pursuant to documents to be released at Closing. In addition, there are no claims against security deposits, tenant options to renew leases, or prepaid rents except as shown on the Rent Rolls or otherwise disclosed in writing to Purchaser.

         (g) There are no attachments or executions affecting the portion of the Property owned by each Seller, or any general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending or, to the best of each Seller's knowledge, threatened against such Seller.

         (h) During the period of each Seller's ownership of the portion of the Property owned by it, such Seller has not itself, and to the best of such Seller's knowledge, no prior owner or current or prior tenant or other occupant of all or any part of the Property owned by such Seller at any time has, used Hazardous Materials (hereinafter defined) on, from, or affecting the Property in any manner that violates federal, state, or local laws, ordinances, rules, or regulations governing the use, storage, treatment, transportation, generation, or disposal of Hazardous Materials (collectively, the "Environmental Laws"). "Hazardous Materials" shall mean any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, or related materials regulated under any of the Environmental Laws.

         (i)  Sellers have not received written notice:

              1. from any federal, state, county or municipal authority alleging any current fire, health, safety, building, pollution, environmental,



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zoning or other  violation of any  ordinance,  code,  or law with respect to the
Property or any part of the Property which has not been made available to Purchaser pursuant to Section 6.1 of this Agreement;

              2. from the appropriate governmental authority concerning any condemnation or anticipated condemnation of any part of the Property or concerning any special taxes or assessments, fees or charges, levied or to be levied against the Property or any part thereof which has not been made available to Purchaser pursuant to Section 6.1 of this Agreement;

              3. from any insurance company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor, or the termination or threatened termination of any policy of casualty or liability insurance carried by Seller with respect to the Property which has not been made available to Purchaser pursuant to Section 6.1 of this Agreement; or

              4. from any appropriate government authority concerning any change in the zoning classification of the Property or any part thereof which has not been made available to Purchaser pursuant to Section 6.1 of this Agreement.

         Sellers or any Seller's inability to make any of the foregoing representations and warranties as of the date of the Closing as a result of any change in circumstances between the Effective Date of this Agreement and the date of the Closing, including, without limitation, any Seller's becoming aware of or acquiring knowledge of any additional facts, circumstances, or conditions, such that it is unable to make or re-affirm any of the foregoing representations and warranties as of the date of Closing shall constitute a failure of a condition of Closing only, shall not constitute a default by or breach by Sellers or any of them pursuant to this Agreement and shall give



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rise to no right of Purchaser  other than its right to terminate  this Agreement as a result of failure of a condition of Closing.

         10.3 Seller's Knowledge. Whenever the term "to the best of Seller's knowledge" is used in this Agreement or in any representations and warranties given to Purchaser at Closing, such knowledge shall be the actual knowledge of Linda L. Morel (the "Key Personnel"), the asset manager assigned to the Real Property by CIGNA Investments, Inc., authorized agent for Sellers, after review of the files of CIGNA Investments, Inc. and inquiry of Sellers' property manager(s) after Sellers have delivered to such property manager(s) a copy of
Section 10.2 of this Agreement. Sellers shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to the Key Personnel.

         10.4 Survival.  All representations and warranties contained in Section
10.2 will survive the Closing of this transaction (but only as to the status of facts as they exist as of the Closing, it being understood that Sellers and each of them make no representations or warranties which would apply to changes or other matters occurring after the Closing), but shall expire on the date one year from the date of Closing, and no action on such representations and warranties may be commenced after such expiration.

         10.5 Seller's Liability. The liability of each Seller hereunder with respect to any of the foregoing representations and warranties and otherwise under this Agreement shall be limited to the assets of such Seller and its general partner only, and no limited partner or any partner, or owner of any interest of any limited partner, of any Seller shall have any liability arising under this Article X or under any other provision of this Agreement. Without limiting any of the foregoing, and without limiting Purchaser's remedies hereunder, each of the Sellers agrees to retain $50,000 of its portion of the Purchase Price paid to it at Closing for a period of sixty (60) days following the Closing, or if any claim or claims are properly



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made against such Seller by Purchaser  within sixty (60) days after the Closing, until such claims have been finally adjudicated.

                                   Article XI.
                              Liability of Sellers

         Except as otherwise specifically provided in this Agreement, neither Sellers nor any independent property managers which Sellers have hired to manage the Property shall, by entering into this Agreement, become liable for any costs or expenses incurred by Purchaser subsequent to the date of Closing, including
(a) for any labor performed on, or materials furnished to, the Real Property on or after the Closing Date, or (b) for any leasing commissions or other fees or commissions due for renewals or extensions of existing leases or otherwise, or
(c) for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges thereafter due to any governmental authority, or
(d) for any other charges or expenses whatsoever pertaining to the Property or to the ownership, title, possession, use, or occupancy of the Property, whether or not such costs and expenses were incurred pursuant to obligations of Purchaser under this Agreement (including, without limitation, any costs of compliance with presently-existing and future environmental laws, any environmental remediation costs, and any costs of, or awards of damages for, damage to the environment, to natural resources, or to any third party), it being the intent of this Agreement, as between Purchaser and Sellers, to shift all such liability to Purchaser, except for any liability of Sellers or any of them under the provisions of Article X hereof. The provisions of this Article XI shall survive Closing. Notwithstanding the foregoing, no provision of this
Article XI shall be construed as an indemnity by Purchaser of Sellers's liabilities to third parties that have accrued prior to the Closing.




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                                  Article XII.
                                   Assignment

         This Agreement may not be assigned or transferred by Purchaser without prior written consent of Sellers, provided that Purchaser may assign this Agreement to an entity in which it has a general partnership interest, or in the case of a limited liability company, in which it is a managing member. No assignment shall relieve Purchaser of any of its obligations under this Agreement.

                                  Article XIII.
                                     Notices

         All notices hereunder or required by law shall be sent via United States Mail, postage prepaid, certified mail, return receipt requested, or via any nationally recognized commercial overnight carrier with provisions for receipt, addressed to the parties hereto at their respective addresses set forth below or as they have theretofore specified by written notice delivered in accordance herewith:

PURCHASER:                       Amli Residential Properties, L.P.
                                 125 South Wacker Drive
                                 Suite 3100
                                 Chicago, IL  60606
                                 Attn:  John Allen

with a copy to:                  D'Ancona & Pflaum
                                 30 North LaSalle Street
                                 Suite 3900
                                 Chicago, IL  60602
                                 Attn:  Joel D. Rubin





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SELLER:                          Connecticut General Life Insurance Company
                                 c/o CIGNA Investments, Inc.
                                 900 Cottage Grove Road
                                 Hartford, CT  06152-2311
                                 Attn: Real Estate Investment Department
                                 Asset Management, S-311

with a copy to:                  CIGNA Corporation
                                 Investment Law Department
                                 Mortgage and Real Estate Group, S-215A
                                 900 Cottage Grove Road
                                 Hartford, CT  06152-2215


Delivery will be deemed complete upon actual receipt or refusal to accept delivery.

                                  Article XIV.
                                    Expenses

         Sellers shall pay their own attorney's fees, the cost of the Survey(s), and all conveyance taxes, one-half of the Title Company's escrow fee (provided that any additional and separately stated escrow charges incurred as a result of the Title Company's placing the Deposit in an interest-bearing account shall be borne solely by the Purchaser). All other costs and expenses related to the transaction or this Agreement including but not limited to all of Purchaser's attorneys' fees and expenses, recording charges (except for release of Sellers' financing documents), one-half of the Title Company's escrow fee (subject to the proviso in the immediately preceding sentence), and any Owner's Title Policy premium and any title policy premium required by any mortgagee of Purchaser (if any) shall be paid by Purchaser, notwithstanding any local practice to the contrary. Notwithstanding the foregoing, Purchaser shall receive a credit against the balance of the Purchase Price due to Sellers at Closing equal to the lesser of $14,000 or the actual costs incurred by Purchaser to obtain an ALTA Owner's Title Insurance Policy acceptable to Purchaser with coverage in the amount of the Purchase Price, including all endorsements required by Purchaser.




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                                   Article XV.
                                  Miscellaneous

         15.1 Successors and Assigns. All the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of both parties hereto.

         15.2 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         15.3 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

         15.4 Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

         15.5 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

         15.6 Recording. The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of the Sellers.




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         15.7  No Continuance.  Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Sellers' insurance coverage or of the property management contract.

         15.8  Time of Essence.  Time is of the essence in this transaction.

         15.9 Original Document. This Agreement may be executed by the parties in counterparts in which event each shall be deemed an original.

         15.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Sellers and Purchaser hereunder, shall be determined in accordance with the laws of the State of Illinois.

         15.11 Acceptance of Offer. This Agreement constitutes Sellers' offer to sell to Purchaser on the terms set forth herein and must be accepted by Purchaser by signing four copies hereof and returning two copies to Sellers no later than April 29, 1996. If Purchaser has not accepted this Agreement by such date, then this Agreement and the offer represented hereby shall automatically be revoked and shall be of no further force or effect.

         15.12 Confidentiality. Purchaser and Sellers agree that all documents and information concerning the Property delivered to Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only (i) to those parties required to know it, including, without limitation, employees of either of the parties, consultants and attorneys engaged by either of the parties, and prospective or existing investors and lenders, and (ii) as required by law including, without limitation, in connection in any filings with the Securities and Exchange Commission which are required to be made by Purchaser.

         15.13 Covenants Surviving Termination of this Agreement. Notwithstanding any provisions hereof to the contrary, the provisions of the



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second  paragraph of Section 6.2 hereof and the  provisions of Article IX hereof
(collectively, the "Surviving Covenants") shall survive any termination of this Agreement.

         EXECUTED BY PURCHASER this 29th day of April, 1996.

                           SELLER:

                                  CIGNA/WILLOWBROOK ASSOCIATES LIMITED
                                  PARTNERSHIP

                                  By:    Knollwood Associates Limited
                                         Partnership, its general partner

                                         By:     CIGNA Realty Resources, Inc. -
                                                 XI, its general partner


                                                 By:    /s/ Mark V. DePucchio
                                                        Mark V. DePucchio
                                                        Its Authorized Agent


                                  CIGNA/WILLOWBROOK II ASSOCIATES LIMITED
                                  PARTNERSHIP

                                  By:    CIGNA Realty Resources, Inc. - XIV,
                                         its general partner


                                         By:     /s/ Mark V. DePucchio
                                                 Mark V. DePucchio
                                                 Its Authorized Agent


                                  CONNECTICUT GENERAL REALTY INVESTORS III
                                  LIMITED PARTNERSHIP

                                  By:    CIGNA Realty Resources, Inc. - V,
                                         its general partner


                                         By:    /s/ Mark V. DePucchio
                                                Mark V. DePucchio
                                                Its Authorized Agent






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ACCEPTED AND AGREED:

PURCHASER:

AMLI Residential Properties, L.P.

By:  AMLI Residential Properties Trust,
     its sole general partner


     By: /s/ Fred Shapiro
         Name:  Fred Shapiro
         Title: Vice President


     Date: April 29, 1996





Receipt of original copies of this Agreement executed by SellerS and Purchaser is acknowledged this 29th day of April, 1996.


                                               TITLE COMPANY:

                                               Chicago Title and Trust Company


                                               By:    /s/ Jane Cox
                                                      Name:  Jane Cox
                                                      Title: Escrow Officer




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